                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)

                              (AMENDMENT NO. 2)(1)

                             BayCorp Holdings, Ltd.
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    072728108
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                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /     Rule 13d-1(b)

        /x/     Rule 13d-1(c)

        / /     Rule 13d-1(d)

--------
(1)     The  remainder  of this cover  page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The  information  required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

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CUSIP No. 072728108                   13G                    Page 2 of 10 Pages
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================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Couchman Partners, L.P.
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     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
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     3        SEC USE ONLY
--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                             British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   6      SHARED VOTING POWER

                             0 shares
              ------------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                             0 shares
              ------------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                             0 shares
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                    0 shares
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 072728108                   13G                    Page 3 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Couchman Capital Services LLC
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY
--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   6      SHARED VOTING POWER

                             0 shares
              ------------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                             0 shares
              ------------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                             0 shares
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                    0 shares
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 072728108                   13G                    Page 4 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Jonathan Couchman
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY
--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   6      SHARED VOTING POWER

                             0 shares
              ------------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                             0 shares
              ------------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                             0 shares
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                    0 shares
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

                    IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 072728108                   13G                    Page 5 of 10 Pages
----------------------                                    ----------------------

Item 1(a).      Name of Issuer:

                BayCorp Holdings, Ltd.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                1 New Hampshire Avenue, Suite 125
                Portsmouth, New Hampshire 03801

Item 2(a).      Name of Person Filing:

                This  statement  is jointly  filed by  Couchman  Partners,  L.P.
                ("CP"),  Couchman  Capital  Services LLC  ("CCS"),  and Jonathan
                Couchman  (together with CP and CCS, the  "Reporting  Persons").
                Because  Jonathan  Couchman is the sole member of the Management
                Board of CCS,  which in turn is the  general  partner of CP, the
                Reporting  Persons may be deemed,  pursuant to Rule 13d-3 of the
                Securities  Exchange Act of 1934, as amended (the "Act"),  to be the  beneficial  owners of all  shares  of  Common  Stock of the
                Issuer held by CP. Couchman Capital LLC is no longer the general partner of CP and is therefore no longer a Reporting Person. The
                Reporting  Persons are filing this joint statement,  as they may be  considered  a "group"  under  Section  13(d)(3)  of the Act.
                However,  neither the fact of this filing nor anything contained herein  shall be  deemed  to be an  admission  by the  Reporting
                Persons that such a group exists.

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                The principal  business address of CP is c/o Hedge Fund Services
                (BVI) Limited, James Frett Building, PO Box 761, Wickhams Cay 1,
                Road  Town,  Tortola,  British  Virgin  Islands.  The  principal business  address of CCS and Mr.  Couchman is 909 Third  Avenue,
                29th floor, NY NY 10022

Item 2(c).      Citizenship:

                CP is a British Virgin  Islands  limited  partnership.  CCS is a
                Delaware  limited  liability  company.  Jonathan  Couchman  is a citizen of the United States of America.

Item 2(d).      Title of Class of Securities:

                Common Stock, par value $0.01 per share

Item 2(e).      CUSIP Number:

                072728108

Item 3.         If  this  Statement  is  Filed  Pursuant  to Rule  13d-1(b),  or
                13d-2(b) or (c), Check Whether the Person Filing is a:

                /X/     Not Applicable

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CUSIP No. 072728108                   13G                    Page 6 of 10 Pages
----------------------                                    ----------------------

        (a)     / /     Broker  or dealer  registered  under  Section  15 of the
                        Exchange Act.

        (b)     / /     Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)     / /     Insurance  company as defined in Section 3(a)(19) of the
                        Exchange Act.

        (d)     / /     Investment  company  registered  under  Section 8 of the
                        Investment Company Act.

        (e)     / /     An   investment   adviser   in   accordance   with  Rule
                        13d-1(b)(1)(ii)(E).

        (f)     / /     An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F).

        (g)     / /     A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

        (h)     / /     A savings  association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

        (i)     / /     A church plan that is excluded from the definition of an
                        investment   company  under  Section   3(c)(14)  of  the
                        Investment Company Act.

        (j)     / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.         Ownership.

1. CP & CCS

        (a)     Amount beneficially owned:

                0 shares

        (b)     Percent of class:

                0%

        (c)     Number of shares as to which such person has:

        (i)     Sole power to vote or to direct the vote

                0 shares

        (ii)    Shared power to vote or to direct the vote

                0 shares

----------------------                                    ----------------------
CUSIP No. 072728108                   13G                    Page 7 of 10 Pages
----------------------                                    ----------------------

        (iii)   Sole power to dispose or to direct the disposition of

                0 shares

        (iv)    Shared power to dispose or to direct the disposition of

                0 shares

2.   Jonathan Couchman

        (a)     Amount beneficially owned:

                0 shares

        (b)     Percent of class:

                0%

        (c)     Number of shares as to which such person has:

        (v)     Sole power to vote or to direct the vote

                0 shares

        (vi)    Shared power to vote or to direct the vote

                0 shares

        (vii)   Sole power to dispose or to direct the disposition of

                0 shares

        (viii)  Shared power to dispose or to direct the disposition of

                0 shares

Item 5.         Ownership of Five Percent or Less of a Class.

                If this  statement  is being filed to report the fact that as of the date  hereof  the  Reporting  Person  has  ceased  to be the beneficial  owner of more  than  five  percent  of the  class of securities, check the following [x].

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                Not Applicable

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CUSIP No. 072728108                   13G                    Page 8 of 10 Pages
----------------------                                    ----------------------

Item 7.         Identification   and  Classification  of  the  Subsidiary  Which
                Acquired the Security  Being  Reported on by the Parent  Holding
                Company or Control Person.

                Not Applicable

Item 8.         Identification and Classification of Members of the Group.

                See Joint Filing Agreement attached as Exhibit A.

Item 9.         Notice of Dissolution of Group.

                Not Applicable

Item 10.        Certifications.

                By signing below I certify that, to the best of my knowledge and belief,  the securities  referred to above were not acquired and are not held for the  purpose of or with the effect of  changing or  influencing  the control of the Issuer of the securities and were not  acquired and are not held in  connection  with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 072728108                   13G                    Page 9 of 10 Pages
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                                    SIGNATURE

                  After  reasonable  inquiry and to the best of my knowledge and belief,  I certify  that the  information  set forth in this  statement is true, complete and correct.

Dated:  February 14, 2006                COUCHMAN PARTNERS, L.P.

                                         By: Couchman Capital Services LLC,
                                             its general partner

                                         By: /s/ Jonathan Couchman
                                            ------------------------------------
                                            Jonathan Couchman
                                            Member of Management Board

                                         COUCHMAN CAPITAL SERVICES LLC

                                         By: /s/ Jonathan Couchman
                                            ------------------------------------
                                            Jonathan Couchman
                                            Member of Management Board

                                           /s/ Jonathan Couchman
                                         ---------------------------------------
                                          JONATHAN COUCHMAN

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CUSIP No. 072728108                   13G                    Page 10 of 10 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

        The  undersigned  hereby agree that the Statement on Schedule 13G, dated
February  14,  2006,  with  respect  to the  shares of Common  Stock of  BayCorp
Holdings,  Ltd. and any further  amendments  thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance with the provisions of Rule  13d-1(k)(1)  under the Securities
Exchange Act of 1934, as amended.

        This Agreement may be executed in separate  counterparts,  each of which shall be deemed an original,  but all of which shall constitute one and the same instrument.

Dated:  February 14, 2006                COUCHMAN PARTNERS, L.P.

                                         By: Couchman Capital Services LLC,
                                             its general partner

                                         By: /s/ Jonathan Couchman
                                            ------------------------------------
                                            Jonathan Couchman
                                            Member of Management Board

                                         COUCHMAN CAPITAL SERVICES LLC

                                         By: /s/ Jonathan Couchman
                                            ------------------------------------
                                            Jonathan Couchman
                                            Member of Management Board

                                         /s/ Jonathan Couchman
                                         ------------------------------------
                                         JONATHAN COUCHMAN